Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES STOCKHOLDERS ELECT DIRECTORS

Two Additional Proposals Passed

(Newport Beach, California, May 12, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced that its stockholders elected Robert P. Bozzone, W. Craig McClelland and F. Peter Cuneo to three-year terms expiring in 2008.  Mr. Bozzone and Mr. McClelland have served on the Board since 1999 and Mr. Cuneo has served since 2001.

Two additional proposals, both recommended by the Company’s Board of Directors, were passed by the stockholders: a proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005.  As a result of the passage of the declassification proposal, Company directors standing for election in 2006 and later will be elected for one-year terms.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. website at www.waterpik.com.

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